UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Horizon Pharma Public Limited Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The following e-mail was sent to employees of Horizon Pharma plc on April 16, 2019

Subject: Horizon Employee Shareholders – Please Vote Your Shares

Hi everyone,

We are holding our 2019 Annual General Meeting of Shareholders (AGM) on May 2nd and many of you, in addition to being Horizon employees, are also shareholders. If you were not a Horizon shareholder on March 13, the record date for the AGM, you can disregard this message.

If you were a shareholder on the record date, you should receive instructions in the mail or electronically from your bank or broker about how to vote your shares. If you hold your shares through StockCross, please see further information below.

We have several important proposals being voted on at the AGM. Our board of directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election, and “FOR” each of the other proposals that have been submitted for a shareholder vote. Please refer to our proxy statement for more details regarding the nominees and proposals, or reach out to Tina Ventura or Ruth Venning.

As a Horizon shareholder, your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. If you need any assistance in voting your shares, please call Alliance Advisors, our proxy solicitor, at +1.855.973.0094.

Thank you for your continued support and effort to make Horizon a great company.

StockCross Notifications:

If you hold shares through StockCross Financial Services and receive communications electronically, you should have received one or more emails on or close to April 8th from StockCross with a “from” address of “STOCKCROSS FINANCIAL SERVICES INC. <id@ProxyVote.com>” with the subject heading “HORIZON PHARMA PLC Annual Meeting” with instructions about how to vote your shares. (Please check your “spam” or ‘junk” folder if you did not receive it). Please note that if you receive more than one email from StockCross, you need to vote the proxy linked in each email. If you do not receive communications from StockCross electronically, you should receive instructions about how to vote your shares in the mail.

Best regards,

Tim

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Horizon Pharma plc